Exhibit (a)(1)(F)
LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES
Offer to Exchange
by
BIOCERES CROP SOLUTIONS CORP.
of
Any and All of its Warrants to Purchase Ordinary Shares
For 0.12 Ordinary Shares or $0.45 Per Warrant
(subject in each case to the election procedures described in the Offer to Exchange and the Letter of Election and Transmittal)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 24, 2020, OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

July 27, 2020
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Bioceres Crop Solutions Corp. (the “Company”, “we”, “us” or “our”) is offering to exchange any and all of its 24,200,000 outstanding warrants (the “Warrants”), each to purchase one Ordinary Share, par value $0.0001 (the “Ordinary Shares”), for either 0.12 Ordinary Shares (the “Exchange Shares”) or $0.45 in cash per Warrant, without interest (the “Cash Consideration”, and together with the Exchange Shares, the “Exchange Consideration”), at the election of the holder and upon the terms and subject to certain conditions described in the offer to exchange (“Offer to Exchange”) and in the related letter of election and transmittal (“Letter of Election and Transmittal”, which together, as they may be amended or supplemented from time to time, constitute the “Offer”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Exchange. Please furnish copies of the enclosed materials to your clients for whom you hold Warrants registered in your name or in the name of your nominee.
NO FRACTIONAL EXCHANGE SHARES WILL BE ISSUED. FOR ANY HOLDERS ELECTING TO RECEIVE EXCHANGE SHARES, WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE EXCHANGE SHARES. IN LIEU OF ISSUING FRACTIONAL EXCHANGE SHARES TO WHICH ANY HOLDER OF WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF EXCHANGE SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, DOWN TO THE NEXT WHOLE NUMBER OF EXCHANGE SHARES. THE COMPANY WILL PAY A CASH ADJUSTMENT FOR ALL FRACTIONAL EXCHANGE SHARES BASED UPON THE CLOSING PRICE OF THE ORDINARY SHARES ON THE BUSINESS DAY PRECEDING THE SETTLEMENT.
The Offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 3(a)(9) of the Securities Act. The Company has not filed and will not file a registration statement under the Securities Act or any other federal or state securities laws with respect to the Offer.
Enclosed with this letter are copies of the following documents:
1.
Offer to Exchange dated July 27, 2020;

2.
Letter of Election and Transmittal, for your use in accepting the Offer and tendering Warrants of your clients;

3.
Letter to Clients, for you to send to your clients for whose account you hold Warrants registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer; and

4.
Return envelope addressed to Continental Stock Transfer & Trust Company, as the Depositary.

Warrant holders must make their own decision as to whether to tender their Warrants and, if so, how many Warrants to tender and whether to elect the Exchange Shares or the Cash Consideration. Your clients should read carefully the information set forth or incorporated by reference in the Offer to Exchange and in the related Letter of Election and Transmittal, including the Company’s reasons for making the Offer.
Warrant holders who choose not to tender pursuant to the Offer will retain their Warrants on the same terms and conditions that currently apply, except if the Offer is consummated without waiver of the Minimum Condition. If the Offer is consummated without waiver of the Minimum Condition, which would allow us to implement the Warrant Amendment, we will promptly do so, which will allow the Company to redeem all Warrants not validly tendered or exchanged pursuant to the Offer at its option at any time for $0.405 in cash per Warrant. Even if a Warrant holder does not tender his, her or its Warrants in the Offer, if the Offer is consummated, he, she or it will be subject to and bound by the Warrant Amendment.
The Offer is only available for outstanding Warrants. The Company also has outstanding Ordinary Shares that are not within the scope of the Offer. On the terms and subject to the conditions of the Offer, the Exchange Consideration will only be issued for Warrants validly tendered and not properly withdrawn before the Expiration Date.
Certain conditions of the Offer are described in “The Offer — Section 5. Conditions of the Offer” of the Offer to Exchange. All tenders must be in proper form as described in “The Offer — Section 2. Procedures for Tendering Warrants” of the Offer to Exchange to be valid.
Any Warrants tendered but for which no election is made in the Letter of Election and Transmittal will be deemed to have been tendered without an election, and the tendered Warrants will be treated as described in “The Offer — Section 2. Procedures for Tendering Warrants — Consequences of Tendering with no Election” of the Offer to Exchange.
We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on August 24, 2020, or such later time and date to which the Offer is extended.
Under no circumstances will interest be paid as part of the Exchange Shares or the Cash regardless of any extension of, or amendment to, the Offer or any delay in making payment for such Warrants.
The Company will not pay any fees or commissions to any broker, dealer or other person (other than fees to Oberon Securities, LLC, the Information Agent and the Depositary as described in the Offer to Exchange) in connection with the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.
As withholding agent for your clients, you are instructed to backup withhold on the gross proceeds of the Offer paid to your clients that do not submit the Form W-9, Form W-8BEN, W-8IMY or Form W-8ECI, as applicable, in accordance with appropriate accepted procedures. This withholding obligation is disclosed in the Offer to Exchange.
Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of the enclosed material may be directed to the Information Agent at the telephone numbers and address listed below.
Very truly yours,
Bioceres Crop Solutions Corp.
Nothing contained in this letter or in the enclosed documents shall render you or any other person an agent of the Company, Oberon Securities, LLC, the Information Agent or the Depositary or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Warrant holders may call toll-free at (877) 456-3402
Banks and brokers may call collect at (212) 750-5833